SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 1, 2006

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

On August 1, 2006, The Aristotle Corporation issued a press release announcing financial results for the quarter ended June 30, 2006, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated August 1, 2006.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION
(Registrant)

By: /s/ H. William Smith

Name: H. William Smith
Title: Vice President, General Counsel
and Secretary

Date: August 1, 2006

EXHIBITS

Exhibit 99.1 Press release issued August 1, 2006.

Exhibit 99.1

For Immediate Release

News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2006 Second Quarter and First Six Months Results

Stamford, CT, August 1, 2006 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the second quarter and six months ended June 30, 2006.

For the three months ended June 30, 2006, net sales increased 6.6% to $53.5 million from $50.2 million in the second quarter of 2005, and earnings before income taxes increased 14.6% to $9.0 million from $7.8 million.  For the six months ended June 30, 2006, net sales increased 8.4% to $99.6 million from $91.9 million for the six months ended June 30, 2005, and earnings before income taxes increased 18.5% to $15.4 million from $13.0 million.

Net earnings applicable to common stockholders in the second quarter of 2006 were $3.3 million, or $.19 per diluted common share, versus $2.6 million, or $.15 per diluted common share, in the second quarter of 2005. Net earnings applicable to common stockholders for the six months of 2006 were $5.1 million, or $.29 per diluted common share, compared to $3.7 million, or $.21 per diluted common share, for the comparable six months of 2005.

The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions.  Approximately $2.6 million and $2.2 million in deferred income tax expense in the 2006 and 2005 second quarters, respectively, relate to the non-cash charge for utilization of Federal net operating tax loss carryforwards (“NOL’s”).  For the first six months of 2006 and 2005, respectively, $4.5 million and $3.8 million of the reported deferred income tax expense relate to current year NOL utilization.  The NOL utilization for the reported quarters and year-to-date periods substantially eliminated Aristotle’s current Federal income tax liability and allowed Aristotle to retain for other business purposes the cash that would have been used for tax payments.  Except for Federal alternative minimum tax obligations arising from limitations on the utilization of the NOL’s, Aristotle anticipates that the utilization of available NOL’s will offset its Federal taxable income through 2006.  At June 30, 2006, the Condensed Consolidated Balance Sheet contains a net deferred tax asset of $9.8 million, of which $5.4 million relates to the NOL’s.

Steven B. Lapin, Aristotle’s President and Chief Operating Officer, stated, “I am pleased to report second quarter operating results which demonstrate the Company’s continued ability to enhance its earnings at rates greater than its revenue.  With 6.6% organic growth in revenue for the quarter ended June 30, 2006, Aristotle has produced EBITDA growth of 11.0%, facilitated by the comprehensive efforts at each of its business units to control operating costs; selling and administrative expenses increased less than 2% from the 2005 to the 2006 second quarters.”

 Mr. Lapin added, “Through the first six months of 2006, Aristotle has generated $.29 per diluted common share, increasing nearly 40% compared to $.21 per diluted common share earned in the same period of 2005.  All of us at the Company are focused on carrying this earnings momentum into the peak shipping season now upon us in the third quarter.”

In commenting on Aristotle’s financial condition at June 30, 2006, Dean T. Johnson, Aristotle’s Chief Financial Officer, stated, “As the Company’s earning performance improved over the past 12 months, Aristotle’s balance sheet has gained strength as well.  While short term cash investments increased $7.8 million in the past 12 months, the outstanding balance on Aristotle’s primary line of credit has declined $6.0 million to $18.5 million at June 30, 2006.  The credit facility continues to offer the Company as much as $26.5 million of additional capital for working capital and acquisitions.”  Mr. Johnson added, “We are pleased to report that the Company has begun construction of the new 60,000 square foot facility on its existing land in Fort Atkinson, WI to house Nasco’s plastics operations.  Completion of the building is expected by the end of 2006 at a cash cost of approximately $3.7 million.”

Mr. Lapin also stated, “The Special Committee of Aristotle’s Board of Directors, together with its legal and financial advisors, is proceeding to evaluate the proposal made by Geneve Corporation, the Company’s majority stockholder, to acquire the outstanding shares of Common Stock and Series I Preferred Stock not already owned by Geneve on terms previously reported.  It is anticipated that further information as to the status of that process will be available to stockholders before month-end.”

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP.  This non-GAAP financial measure is intended to supplement the reader’s overall understanding of the Company’s current financial performance.  However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below.  EBITDA is defined as earnings before income taxes, interest expense, other income and expense, depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products.  A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning.  Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators, health care products and items for the agricultural, senior care and food industries.  Aristotle has approximately 800 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.3 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock  (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements.  Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management;  (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; (vi) there can be no assurance that the transaction proposed by Geneve Corporation will be approved or completed; and (vii) other factors identified in Item 1A, Risk Factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  As a result, Aristotle’s future development efforts involve a high degree of risk.  For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$53,481	50,185	99,645	91,933
Cost of sales	33,086	30,938	61,651	56,623
Gross profit	20,395	19,247	37,994	35,310

Selling and administrative expense	11,359	11,155	22,441	21,788
Earnings from operations	9,036	8,092	15,553	13,522

Other (expense) income:
Interest expense	(501)	(362)	(948)	(653)
Interest income	1	12	2	12
Other, net	424	73	828	143
	(76)	(277)	(118)	(498)
Earnings before income taxes	8,960	7,815	15,435	13,024

Income tax expense:
Current	1,033	757	1,755	1,222
Deferred	2,427	2,263	4,219	3,819
	3,460	3,020	5,974	5,041
Net earnings	5,500	4,795	9,461	7,983

Preferred dividends	2,159	2,158	4,318	4,316
Net earnings applicable to common stockholders	$3,341	2,637	5,143	3,667

Earnings per common share:
Basic	$.19	.15	.30	.21
Diluted	$.19	.15	.29	.21

Weighted average common shares outstanding:
Basic	17,266,513	17,154,032	17,257,955	17,149,538
Diluted	17,516,190	17,394,146	17,503,199	17,399,309

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net earnings	$5,500	4,795	9,461	7,983
Add:
Income tax expense	3,460	3,020	5,974	5,041
Interest expense	501	362	948	653
Other (income) expense	(425)	(85)	(830)	(155)
Depreciation and amortization	460	461	895	890
EBITDA	$9,496	8,553	16,448	14,412

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

Assets	June 30, 2006	December 31, 2005	June 30, 2005
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents Investments	$3,671 13,669	1,803 12,856	2,169 5,919
Accounts receivable, net	20,898	14,530	19,857
Inventories, net	42,108	35,579	39,281
Prepaid expenses and other	4,896	8,026	4,231
Deferred income taxes	7,088	11,279	9,825
Total current assets	92,330	84,073	81,282

Property, plant and equipment, net	23,215	22,361	18,343

Goodwill	14,033	13,799	13,634
Deferred income taxes	2,712	2,712	6,793
Other assets	351	408	439
Total assets	$132,641	123,353	120,491

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$599	606	115
Trade accounts payable	12,362	9,013	11,015
Accrued expenses	7,004	6,779	5,860
Accrued dividends payable	2,159	2,159	2,158
Total current liabilities	22,124	18,557	19,148

Long-term debt, less current installments	24,322	24,350	26,855

Stockholders' equity:
Preferred stock, Series I	6,601	6,601	6,580
Preferred stock, Series J	65,760	65,760	65,760
Common stock	173	172	172
Additional paid-in capital	3,299	3,119	2,655
Retained earnings (accumulated deficit)	10,034	4,891	(664)
Accumulated other comprehensive earnings (loss)	328	(97)	(15)
Total stockholders' equity	86,195	80,446	74,488
Total liabilities and stockholders' equity	$132,641	123,353	120,491